[FHLBank Atlanta logo]

News Release

February 28, 2011

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Appoints Kirk Malmberg As New Chief Financial Officer; CFO Steven Goldstein Announces Retirement

ATLANTA, Feb. 28, 2011 -- Federal Home Loan Bank of Atlanta (FHLBank Atlanta) announces the appointment of Kirk R. Malmberg to Chief Financial Officer, replacing Steven J. Goldstein, who will retire effective March 31, 2011.

Malmberg most recently was the Bank's Chief Credit Officer, a position he has held since December 10, 2007. Prior to that, he served as Senior Vice President of Mortgage Products. In his new role, Malmberg will continue managing credit and collateral services, adding the responsibilities of overseeing accounting services, accounting operations, and financial modeling. He joined FHLBank Atlanta as Senior Vice President for Asset/Liability Management in 2001. Before coming to the Bank, he worked as a Senior Vice President in the treasury area of the Federal Home Loan Bank of Chicago and was a portfolio strategist for both Lehman Brothers and Southwest Corporate Federal Credit Union.

"I look forward to working closely with Kirk in his new and expanded role. He is a proven leader and will serve the Bank well in this position," said President and CEO W. Wesley McMullan. "I also want to thank Steven for his excellent performance and his service to this organization and members it serves."

In addition, Cathy Adams, Executive Vice President and Chief Administrative Officer, will assume the new title of Chief Operations Officer on March 1, 2011, to reflect the growth in scope which occurred earlier this year with the addition of financial management operations to that division.

About FHLBank Atlanta
The Bank is a cooperative financial services organization that provides funding, community development grants, and other banking services to member financial institutions in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. The Bank is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $4 billion to affordable housing development in the United States.

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